EXHIBIT 4

This  Note  has not been registered under the Securities  Act  of
1933  and  may  not  be  offered or sold except  pursuant  to  an
exemption  from,  or  in  a  transaction  not  subject  to,   the
registration requirements of the Securities Act of 1933.


                  VANGUARD HEALTH SYSTEMS, INC.

          8.18 % Convertible Subordinated Note due 2013


$17,641,800                                         Nashville, TN
                                                  January 1, 2003


     VANGUARD HEALTH SYSTEMS, INC. a Delaware corporation (the
"Company"), for value received, promises to pay to Baptist Health
System, or its assigns, the principal sum of Seventeen Million
Six Hundred Forty One Thousand Eight Hundred dollars
($17,641,800) on January 1, 2013.

     Interest Payment Dates: January 1, commencing January 1,
2004.

     Reference is hereby made to the further provisions of this Note set forth on Annex A attached hereto, which further provisions (including, without limitation, the subordination provisions contained in Section 10 hereof) shall for all purposes have the same effect as if set forth at this place.

     IN WITNESS WHEREOF, the Company has caused this Note to be signed by its duly authorized officer.

                              VANGUARD HEALTH SYSTEMS, INC.


                              By: /s/ Joseph D. Moore
			      ---------------------------------
                              Name:  Joseph D. Moore
                              Title: Executive Vice President
	                             & Chief Financial Officer

                             ANNEX A

                               to

          8.18% Convertible Subordinated Note due 2013

                 Principal Amount:  $17,641,800

1.   Principal and Interest.

     The Company will pay the principal of this Note on January
1, 2013.

     The Company promises to pay interest on the principal amount of this Note on each Interest Payment Date, as set forth below, at the rate of 8.18% per annum, for an annual interest payment amount of $1,443,099.

     Interest will be payable annually to the Person (as defined below), who is the holder of this Note in the records of the Company (the "Holder") at the close of business on the December 15 immediately preceding the Interest Payment Date, on each January 1 ("Interest Payment Date"), commencing January 1, 2004.

     Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from January 1, 2003.

     The Company shall pay interest on overdue principal, and interest on overdue installments of interest, to the extent lawful, at the rate of 10.18% per annum.

     The term "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust or unincorporated organization.

2.   Method of Payment.

     The Company will pay principal and, as provided above, interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. However, the Company may pay principal and interest by its check payable in such money. It may mail an interest check to a Holder's address (as reflected in the records of the Company). If a payment date is a date other than a business day, payment may be made at that place on the next succeeding day that is a business day and no interest shall accrue for the intervening period.

3.   Optional Redemption.

     The Company shall not have the option to redeem this Note prior to January 1, 2008. On and after January 1, 2008 and prior to maturity, this Note is redeemable, at the Company's option, in whole or in part, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to the Holder's last address, as it appears in the Company's records, at the redemption prices prior to maturity (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest to the date fixed for such redemption (the "Redemption Date") if redeemed during the twelve-month period beginning on January 1 of the years indicated below:

     If Redeemed During the
     12-Month Period Commencing      Redemption Price
     --------------------------	 ----------------

     January 1, 2008                 102%

     January 1, 2009                 101%

     January 1, 2010 and thereafter  100%


     On and after the Redemption Date, interest shall cease to accrue on this Note, or portion thereof called for redemption, unless the Company defaults in the payment of the redemption price.

4.   Repurchase upon Change of Control.

     Within 30 days after the occurrence of a Change of Control (as defined below), the Company must commence and consummate an offer to purchase (the "Offer to Purchase") this Note, at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the "Payment Date").

     The Company will not be required to make an Offer to Purchase if a third party makes an offer to purchase this Note in the manner, at the times and at the price otherwise in compliance with this Note and actually purchases this Note, if validly tendered and not withdrawn.

     Prior to the commencement (or mailing) of the Offer to Purchase, but in any event within 30 days following the occurrence of a Change of Control, the Company must either (a) repay in full and terminate all commitments under Indebtedness (as defined below) under the Credit Agreement (as defined below), all other Special Senior Indebtedness (as defined below), the terms of which require repayment upon a Change of Control, and repay in full the Public Notes (as defined below) under the Indenture (as defined below), or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement, all other such Special Senior Indebtedness and the Public Notes under the Indenture and to repay the Indebtedness owed to, and terminate all commitments of, each lender which has accepted such offer; or (b) obtain the requisite consents under the Credit Agreement, all other Special Senior Indebtedness and the Indenture to permit the repurchase of this Note as provided above.

     The term "Change of Control" means such time as one of the following shall occur:

          (i) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "Person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange
     Act of 1934), other
     than (A) any of the officers of the Company on December 31, 2002 holding the office of Executive Vice President or a higher office or (B) Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P., Morgan Stanley Capital Investors, L.P., Morgan Stanley Dean Witter Capital Partners IV, L.P., MSDW IV 892 Investors, L.P. and Morgan Stanley Dean Witter Capital Investors IV,
     L.P., or any other merchant banking or similar fund under common control with any of the aforementioned entities (such
     Persons defined in the foregoing clauses (A) and (B) being referred to hereinafter as "Existing Shareholders"), becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of shares of capital stock of any class or kind ordinarily having the power to vote for the election of directors of the Company representing more than 50% of the total voting power of all such shares of capital stock on a fully diluted basis;

          (ii) the direct or indirect sale, transfer, conveyance or other disposition, not including a merger or consolidation, in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any "Person" or "group" (as those terms are defined in clause
     (i) above), other than to the Existing Stockholders;

          (iii)     the adoption of a plan relating to the
     liquidation or dissolution of the Company; or

          (iv) during any consecutive two year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors (a) appointed or nominated by one or more Existing Stockholders or (b) whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Company's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on December 31, 2002 or whose election or nomination for election was previously so approved) cease for any reason during such period to constitute a majority of the members of the Board of Directors then in office.

     The term "Common Stock" means the Company's common stock, $.01 par value.

     The term "Credit Agreement" means the Credit Agreement among the Company, the lenders, agents and co-agents (and joint lead arrangers and book managers) from time to time party thereto and Bank of America, N.A., as Administrative Agent, dated as of July 30, 2001, together with all agreements, notes, instruments and documents executed or delivered pursuant thereto and in connection therewith, including, without limitation, all mortgages, other security documents and guarantees, in each case as amended (including any amendment and restatement), supplemented, extended, renewed, replaced (by one or more credit facilities, debt instruments and/or related documentation) or otherwise modified from time to time including, without limitation, any agreement increasing the amount of, extending the maturity of or refinancing (in whole or in part) (including, but not limited to, by the inclusion of additional or different lenders thereunder or additional borrowers or guarantors thereof) all or any portion of the Indebtedness

(as defined below) under such agreement or any successor agreement or agreements and whether by the same or any other agent, lender or group of lenders.

     The term "Indebtedness" means, with respect to any Person at any date of determination (without duplication):

          (i)  all indebtedness of such Person for borrowed money;

          (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

          (iii)all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) or (ii) above or (v) or (vi) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the 15th day following receipt by such Person of a demand for reimbursement);

          (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services if, and to the extent that, such amount would appear as a liability on the balance sheet of such Person, except trade payables and other accrued expenses arising in the ordinary course of business and payable within one year of the incurrence thereof;

          (v)  all capitalized lease obligations;

          (vi) all Indebtedness of other Persons secured by a lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness;

          (vii) all Indebtedness of other Persons guaranteed by such Person to the extent such Indebtedness is guaranteed by such Person; and

          (viii) to the extent not otherwise included in this definition, obligations under commodity agreements, currency agreements and interest rate agreements (other than, [except for the purposes of the definition of Special Senior Indebtedness,] commodity agreements, currency agreements and interest rate agreements designed to protect the Company or its subsidiaries against fluctuations in commodity prices, foreign currency exchange rates or interest rates and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in commodity prices, foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder).

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that

          (A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with generally accepted accounting principles,

          (B) money borrowed and set aside at the time of the incurrence of any Indebtedness in order to pre-fund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" so long as such money is held to secure the payment of such interest,

          (C) the amount of any Indebtedness secured by a lien on an asset of such Person but not otherwise the obligation, contingent or otherwise, of such Person, shall be the lesser of (x) the fair market value of such asset on the date the lien attached and (y) the amount of such Indebtedness,

          (D) the amount of any Indebtedness under any commodity agreement, currency agreement or interest rate agreement that is Indebtedness shall be the net amount payable by such Person if such agreement were terminated at that time, and

          (E)  Indebtedness shall not include:

               (x) liability for federal, state, local or other taxes,

               (y) performance, surety or appeal bonds provided in the ordinary course of business or

               (z) agreements providing for indemnification, adjustment of purchase price or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or subsidiary (other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by the Company or any of its subsidiaries in connection with such disposition.

     The term "Indenture" means the Indenture dated as of July
30, 2001, in respect of the Public Notes.

     The term "Public Notes" means the Company's 9_% Senior
Subordinated Notes due 2011, originally issued in $300 million principal amount.

     The term "Special Senior Indebtedness" means the following obligations of the Company or any of its subsidiaries, whether outstanding on January 1, 2003 or thereafter incurred: (i) all Indebtedness and all other monetary obligations (including, without limitation, expenses, fees, principal, premium, interest (in each case, including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), reimbursement obligations under letters of credit and indemnities payable in connection therewith) under (or in respect of) the Credit Agreement or any commodity agreement, interest rate agreement or currency agreement and (ii) all Indebtedness and all other monetary obligations of the Company or any subsidiary of the Company (other than the Public Notes and any guarantee thereof), including principal, premium, and interest (in each case, including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is expressly made pari passu with, or subordinated in right of payment to, the Public Notes or any guarantee thereof; provided that the term "Special Senior Indebtedness" shall not include (a) any Indebtedness of the Company or any subsidiary of the Company to a subsidiary of the Company, or to a joint venture in which the Company or any subsidiary of the Company has an interest, (b) any repurchase, redemption or other obligation in respect of Disqualified Stock (as defined in the Indenture), (c) any Indebtedness to any employee of the Company or any of its subsidiaries, (d) any liability for taxes owed or owing by the Company or any of its subsidiaries or (e) any trade payables.

5.   Offer to Purchase in Connection with Asset Sales.

     If, as of the last day of any calendar month, the Company has Excess Proceeds (as defined below) not theretofore subject to an Offer to Purchase pursuant to this Section 5 totaling at least $10 million, the Company must commence, not later than 30 days after such date, and consummate an Offer to Purchase from the Holder of this Note (and if required by the terms of any Indebtedness that is pari passu with this Note, from the holders thereof, on a pro rata basis), an aggregate principal amount of this Note (and such pari passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of their principal amount, plus accrued interest (if any) to the Payment Date.

     The term "Excess Proceeds" means the Company has Net Cash Proceeds (as defined in the Indenture) from its Asset Sales (as defined in the Indenture) after utilizing such proceeds (1) to permanently repay its Special Senior Indebtedness, if any, within 12 months of the receipt of such Net Cash Proceeds, (2) to invest such Net Cash Proceeds within such 12 months in Replacement Assets (as defined in the Indenture) or (3) to fund an offer to purchase the Public Notes (and if required by the terms of any Indebtedness that is pari passu with the Public Notes, from the holders thereof), if any.

6.   Mandatory Redemption.

     Except as described in Sections 4 and 5 above, the Company is not required to make mandatory redemption of, or sinking fund payments with respect to, this Note.

7.   Successor Persons.

     When a successor Person assumes all the obligations of its predecessor under this Note, the successor Person shall succeed to and be substituted for the predecessor Person.

8.   Defaults and Remedies.

     Any of the following events constitutes an "Event of Default" under this Note:

          (a) default in the payment of principal of this Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

          (b) default in the payment of interest on this Note when the same becomes due and payable, and such default continues for a period of 30 days;

          (c) the failure by the Company to make or consummate an Offer to Purchase in accordance with Section 4 or 5 above 30 days after notice of the Holder to the Borrower of such failure;

          (d) any final judgment or order for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders (not covered by insurance or indemnity provided by a reputable and creditworthy Person, but treating any deductibles, self-insurance or retention, or in the case of indemnity, amounts excluded by baskets, caps, thresholds or similar limitations, as not so covered) shall be rendered against the Company or any subsidiary of the Company, and shall not be paid or discharged, and there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against the Company or any subsidiary of the Company to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

          (e) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of the Company, in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company, for all or substantially all of the property and assets of the Company, or
     (C) the winding up or liquidation of the affairs of the Company, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

          (f) the Company (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company, or for all or substantially all of the property and assets of the Company, or (C) effects any general assignment for the benefit of creditors.

          If an Event of Default occurs and is continuing, the Holder may declare this Note to be due and payable unless there are any amounts outstanding under the Credit Agreement, in which case the same shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or the payment in full of all loans, reimbursement obligations and all other obligations and the termination of all commitments and letters of credit thereunder (but only if such Event of Default is then continuing). Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. If a bankruptcy or insolvency default with respect to the Company occurs, this Note automatically becomes immediately due and payable.

9.   No Recourse Against Others.

     No incorporator or any past, present or future partner, stockholder, other equityholder, officer, director, employee or controlling Person, as such, of the Company, shall have any liability for any obligations of the Company under this Note, or for any claim based on, in respect of or by reason of, such obligations or their creation. The Holder by accepting this Note waives and releases all such liability. The waiver and release are part of the consideration for this issuance of the Note.

10.  Subordination of this Note.

     10.1. Agreement to Subordinate. The Company covenants and agrees, and the Holder of this Note, by its acceptance hereof, likewise covenants and agrees, (i) that this Note shall be issued subject to the provisions of this Section 10, and each Person holding this Note, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees that the payment of all obligations on this Note by the Company shall, to the extent and in the manner herein set forth, be subordinated and junior in right of payment to the prior payment in full in cash or cash equivalents of all existing and future Senior Indebtedness (as defined in Section 10.11(b) below), including, without limitation, the Company's obligations under the Credit Agreement and (ii) that the subordination is for the benefit of, and shall be enforceable directly by, the holders of Senior Indebtedness, and that each holder of Senior Indebtedness whether now outstanding or hereafter created, incurred, assumed or guaranteed shall be deemed to have acquired Senior Indebtedness in reliance upon the covenants and provisions contained in this Note.

     10.2. Liquidation; Dissolution; Bankruptcy. (a) Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all amounts due or to become due upon all Senior Indebtedness (including any interest accruing subsequent to the filing of a petition for bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) shall first be paid in full in cash or cash equivalents, before any payment or distribution of any kind or character is made on account of this Note, or for the acquisition of this Note for cash, property, securities or otherwise or any distribution with respect to this Note, whether of cash, property, securities or otherwise. Before any payment may be made by, or on behalf of, the Company on this Note upon any such dissolution, winding up, liquidation or reorganization, all Senior Indebtedness (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) must be paid in full in cash or cash equivalents.

          (b) To the extent any payment of Senior Indebtedness (whether by or on behalf of the Company, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then, if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. To the extent that the obligation to repay any Senior Indebtedness is declared to be fraudulent, invalid, or otherwise set aside under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then the obligation so declared fraudulent, invalid or otherwise set aside (and all other amounts that would come due with respect thereto had such obligation not been so affected) shall be deemed to be reinstated and outstanding as Senior Indebtedness for all purposes hereof as if such declaration, invalidity or setting aside had not occurred.

          (c) In the event that, notwithstanding the foregoing, any payment or distribution of assets or securities of the Company of any kind or character, whether in cash, property, securities or otherwise, to which the Holder of this Note would be entitled, but for Section 10.2(a) or Section 10.2(b), shall be made by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person making such payment or distribution for the Holder of this Note prior to payment in full in cash or cash equivalents of all Senior Indebtedness, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (proportionately to such holders on the basis of the respective amount of Senior Indebtedness held by such holders) or their respective representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all such Senior Indebtedness in full in cash or cash equivalents, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

          (d) The consolidation of the Company with, or the merger of the Company with or into, another corporation or the liquidation or dissolution of the Company following the conveyance or transfer of all or substantially all of its assets, to another corporation and as long as permitted under the terms of the Senior Indebtedness shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section 10.2 if such other corporation shall, as a part of such consolidation, merger, conveyance or transfer, assume the Company's obligations hereunder.

     10.3. Default on Senior Indebtedness. (a) No direct or indirect payment by or on behalf of the Company of this Note whether pursuant to the terms of this Note or upon acceleration or otherwise shall be made if, at the time of such payment, there exists a default or an event of default under any Senior Indebtedness and such default or event of default, as the case may be, shall not have been cured or waived or the benefits of this sentence waived by or on behalf of the holders of such Senior Indebtedness, and to the extent that any payment under this Note would otherwise be required pursuant to the terms hereof, such payment shall be deferred until such time as such payment may be made under the terms of this Annex A and the failure to make any such payment shall not give rise to an Event of Default under this Note.

          (b) In the event that, notwithstanding the foregoing, any payment shall be received by the Holder when such payment is prohibited by Section 10.3(a), such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (proportionately to such holders on the basis of the respective amount of Senior Indebtedness held by such holders) or their respective representatives, as their respective interests may appear.

     10.4. Acceleration of this Note. If payment of this Note is accelerated because of an Event of Default, the Company shall promptly notify holders of Senior Indebtedness of the acceleration (although the failure to give any such notice shall not affect the subordination provisions of this Section 10).

     10.5. Notice by Company. The Company shall give prompt written notice to the Holder of any fact known to the Company which would prohibit the making of any payment to the Holder in respect of this Note pursuant to the provisions of this Section 10 (although the failure to give any such notice shall not affect the subordination provisions of this Section 10). Regardless of anything to the contrary contained in this Section 10 or elsewhere in this Note, the Holder shall not be charged with knowledge of the existence of any default or event of default with respect to any Senior Indebtedness or of any other facts which would prohibit the making of any payment to the Holder unless and until the Holder shall have received notice in writing from the Company, or from a holder of Senior Indebtedness or a representative therefor and, prior to the receipt of any such written notice, the Holder shall be entitled to assume (in the absence of actual knowledge to the contrary) that no such facts exist.

     10.6. Subrogation. (a) Subject to the payment in full in cash or cash equivalents of all Senior Indebtedness, the Holder of this Note shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of the Company applicable to the Senior Indebtedness until this Note shall be paid in full; and, for the purposes of such subrogation, no such payments or distributions to the holders of the Senior Indebtedness by or on behalf of the Company or by or on behalf of the Holder by virtue of this
Section 10 which otherwise would have been made to the Holder shall, as between the Company and the Holder of this Note, be deemed to be a payment by the Company to or on account of the Senior Indebtedness, it being understood that the provisions of this Section 10 are and are intended solely for the purpose of defining the relative rights of the Holder of this Note, on the one hand, and the holders of the Senior Indebtedness, on the other hand.

          (b) If any payment or distribution to which the Holder would otherwise have been entitled but for the provisions of this Section 10 shall have been applied, pursuant to the provisions of this Section 10, to the payment of all amounts payable under Senior Indebtedness, then in such case, the Holder shall be entitled to receive from the holders of such Senior Indebtedness any payments or distributions received by such holders of Senior Indebtedness in excess of the amount required to make payment in full, in cash or cash equivalents, of such Senior Indebtedness of such holders.

     10.7. Relative Rights. Nothing contained in this Section 10 or elsewhere in this Note is intended to or shall impair, as between the Company and the Holder, the obligation of the Company, which is absolute and unconditional, to pay to the Holder the principal of and interest on this Note as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of the Holder and creditors of the Company other than the holders of the Senior Indebtedness, nor, except as specifically provided herein, shall anything herein or therein prevent the Holder from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the rights, if any, under this Section 10 of the holders of Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy. Upon any payment or distribution of assets or securities of the Company referred to in this Section 10, the Holder shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which any liquidation, dissolution, winding-up or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidating trustee or agent or other
Person making any payment or distribution to the Holder for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section
10. The Holder shall be entitled to rely on the delivery to it of a written notice by a Person representing himself or itself to be a holder of any Senior Indebtedness (or a trustee on behalf of, or other representative of, such holder) to establish that such notice has been given by a holder of such Senior
Indebtedness or a trustee or representative on behalf of any such holder.

     In the event that the Holder of this Note determines in good faith that any evidence is required with respect to the right of any Person as a holder of Senior Indebtedness to participate in any payment or distribution pursuant to this Section 10, the Holder may request such Person to furnish evidence to the reasonable satisfaction of the Holder as to the amount of Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Section 10, and if such evidence is not furnished, the Holder may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

     10.8. Subordination May Not Be Impaired by Company. (a) No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act by any such holder, or by any non-compliance by the Company with the terms, provisions and covenants of this Note, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

          (b) Without limiting the generality of subsection (a) of this Section 10.8, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holder of this Note, without incurring responsibility to the Holder of this Note and without impairing or releasing the subordination provided in this
     Section 10 or the obligations hereunder of the Holder of this Note to the holders of Senior Indebtedness, do any one or more of the following: (1) change the manner, place, terms or time of payment of, or renew or alter, Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding;
     (2) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (3) release any Person liable in any manner for the collection or payment of Senior Indebtedness; and
     (4) exercise or refrain from exercising any rights against the Company and any other Person.

     10.9. Distribution or Notice to Representative. Whenever a distribution is to be made or a notice given to holders of Senior
Indebtedness, the distribution may be made and the notice given to their representative (if any).

     Upon any payment or distribution of assets of the Company referred to in this Section 10, the Holder of this Note shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such representative or of the liquidating trustee or agent or other Person making any distribution to the Holder of this Note for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 10.

     10.10. Authorization to Effect Subordination. The Holder of this Note by the Holder's acceptance hereof authorizes and expressly directs the Company on such Holder's behalf to take such action as may be necessary or appropriate to effect the subordination provisions contained in this Section 10, and appoints the Company such Holder's attorney-in-fact for such purpose, including, in the event of any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets of the Company tending towards liquidation or reorganization of the business and assets of the Company, the immediate filing of a claim for the unpaid balance of the Holder's Note in the form required in said proceedings and cause said claim to be approved. If the Company does not file a proper claim or proof of debt in the form required in any judicial proceeding related to the Company prior to 30 days before the expiration of the time to file such claim or claims, then any of the holders of the Senior Indebtedness or their representative is hereby authorized to file an appropriate claim for and on behalf of the Holder of this Note. Nothing herein contained shall be deemed to authorize the Company or the holders of Senior Indebtedness or their representative to authorize or consent to or accept or adopt on behalf of the Holder any plan of reorganization, arrangement, adjustment or composition affecting this Note or the rights of the Holder, or to authorize the Company or the holders of Senior Indebtedness or their representative to vote in respect of the claim of the Holder in any such proceeding.

     10.11.    Certain Defined Terms.

          The term "Senior Indebtedness" means (i) Special Senior Indebtedness, (ii) the Public Notes and any Indebtedness that is pari passu with the Public Notes, (iii) any monetary obligation of the Company, whether outstanding at January 1, 2003 or thereafter incurred, for the payment of principal or interest which obligation (a) is for money borrowed or is evidenced by notes, bonds, debentures or similar instruments, (b) arises under a capital lease, (c) is a guarantee of an obligation which, if incurred directly by the Company, would constitute Senior Indebtedness, (d) arises under commodity agreements, currency agreements and interest rate agreements (other than, except for the purposes of the definition of Special Senior Indebtedness, commodity agreements, currency agreements and interest rate agreements designed to protect the Company or its subsidiaries against fluctuations in commodity prices, foreign currency exchange rates or interest rates and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in commodity prices, foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder), (e) is a reimbursement obligation in respect of any letter of credit or other similar instrument; (f) represents the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services if, and to the extent that, such amount would appear as a liability on the balance sheet of such Person; or (g) is an amendment, extension, renewal, restructuring or refinancing of Senior Indebtedness; and
     (iv) interest that would accrue but for the filing of a petition under any bankruptcy law on any obligation described in clause (i), (ii) or (iii) above, unless the instrument creating such obligation expressly provides that it is not senior in right of payment to this Note. Notwithstanding the foregoing, Senior Indebtedness does not include (a) accounts payable or other indebtedness to trade creditors created in the ordinary course of business, or (b) any liability for federal, state, local or other taxes owed or owing by the Company.

11. Conversion Rights. The Holder of this Note shall be subject to the following with respect to the conversion of this Note into shares of the Common Stock of the Company (the "Conversion
Rights"):

          (a) Conversion. The Holder of this Note is entitled, at his option, at any time on or before the close of business on the business day prior to January 1, 2013, or in case this Note or a portion hereof is called for redemption or the Holder hereof has exercised his right to require the Company to repurchase this Note or such portion hereof, then in respect of this Note until and including, but (unless the Company defaults in making the payment due upon redemption or repurchase, as the case may be) not after, the close of business on the business day prior to the Redemption Date or such repurchase date, as the case may be, to convert this Note (or any portion of the principal amount hereof that is an integral multiple of $1,000, provided that the unconverted portion of such principal amount is $1,000 or any integral multiple of U.S. in excess thereof) into fully paid and nonassessable shares of Common Stock of the Company at a Conversion Rate of shares of Common Stock of the Company which is set forth in Section 11(c) below for each $1,000 principal amount of this Note, by surrender of this Note, duly endorsed or assigned to the Company or in blank.

          (b) Lock-Up. Notwithstanding anything to the contrary set forth herein, as a condition to the Company's obligation to issue to the Holder of this Note a certificate or certificates for the number of shares of Common Stock to which the Holder is entitled, the Holder (by acceptance of this Note) agrees, in connection with the Company's Qualifying IPO (as defined in this Section 11(b) below), to enter into a written agreement not to effect any public sale or distribution of any shares of Common Stock issuable to the Holder, if and to the extent requested by the managing underwriter for the Qualifying IPO as to the Notes and substantially all parity or junior securities and substantially all equity securities of the Company during the 14 days prior to, and during an up to 180-day period beginning on, the effective date of the registration statement relating to the Qualifying IPO without the written consent of such managing underwriter; provided that the Holder of this Note has received written notice of such registration at least 5 business days prior to the anticipated beginning of the 14-day period referred to above.
     The term "Qualifying IPO means a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 covering the offer and sales of shares of Common Stock for the account of the Company in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are not less than $50,000,000.

          (c) Conversion Rate. The Conversion Rate shall be 0.2857142 shares of Common Stock for each $1,000 principal amount of this Note. In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock (including where such result is accomplished by the payment of a stock dividend upon the Common Stock), the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion

     Rate in effect at the opening of business on the day following the day upon which such subdivision or combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

          (d) Mechanics of Conversion. Upon conversion of this Note, the Holder of this Note shall surrender the original executed Note, duly endorsed, at the office of the Company or its transfer agent. Thereupon, the Company shall promptly issue and deliver at such office to the Holder a certificate or certificates for the number of shares of Common Stock to which the Holder is entitled and shall promptly pay in cash or in additional shares of Common Stock, any accrued and unpaid interest on this Note being converted.

          (e) Fractional Shares. At the option of the Company, no fractional shares of Common Stock shall be issued upon conversion of this Note and all shares of Common Stock (including fractions thereof) issuable upon conversion of this Note by the Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company may at its option, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Current Market Price (as defined below) of the Common Stock. "Current Market Price" means, in the event the Common Stock is publicly traded, the average of the daily closing prices per share of Common Stock for 30 consecutive trading days ending no more than 15 business days before the conversion date (as adjusted for any stock dividend, split, combination or reclassification that took effect during such period). The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the closing sale price for such day reported by NASDAQ, if the Common Stock is traded over-the-counter and quoted in the National Market System, or if the Common Stock is so traded, but not so quoted, the average of the closing bid and asked prices of the Common Stock as reported by NASDAQ or any comparable system or, if the Common Stock is not listed on NASDAQ or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If the Common Stock is not traded in such manner that the quotations referred to above are available for the period required hereunder, Current Market Price per share of Common Stock shall be deemed to be the fair value as determined by the Board of Directors, irrespective of any accounting treatment.

          (f)  Reservation of Stock Issuable Upon Conversion.  The
     Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of this Note, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the principal amount of this Note.
     If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all principal amount of this Note, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (g)  Notices.  Any notice to the Holder of this Note pursuant	to
     the provisions of this Section 11 shall be in writing and 	shallbe deemed
     effectively given: (i) upon Personal delivery to the party to be notified,
     (ii) when sent by confirmed facsimile if sent during normal business hours
     of the recipient; if not, 	then on the next business day, (iii) five (5)
     days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to the Holder of this Note at the address of the Holder appearing on the books of the Company.

12. Sale or Assignment of this Note. The Holder of this Note may not sell or assign this Note except in a transaction which is entitled to an exception from, or is not subject to the registration requirements of, the Securities Act of 1933 and, before making a sale or assignment of this Note, the Holder of this Note agrees, by its acceptance hereof, to provide the Company with an opinion of counsel satisfactory to the Company that such registration is not required.

13. Reports. So long as this Note is outstanding, the Company will furnish the Holder hereof with the quarterly and annual financial reports that the Company is required to file with the Securities and Exchange Commission pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934.

14. GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.